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Exhibit 23          CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS

The Board of Directors
Medialink Worldwide, Inc.:

We consent to incorporation by reference in the registration statement (No. 333-27207) on Form S-8 of Medialink Worldwide, Inc. of our report dated March 11, 1998, relating to the consolidated balance sheets of Medialink Worldwide, Inc. and Subsidiaries as of December 31, 1997 and 1996, and the related consolidated statements of earnings, stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1997, which report appears in the December 31, 1997 annual report on Form 10-K of Medialink Worldwide, Inc.
                                                           KPMG Peat Marwick LLP
New York, New York
March 26, 1998